Exhibit 23.1
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               Consent of Independent Certified Public Accountants
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We consent to incorporation by reference in the Registration  Statements on Form
S-8 (File No. 333-38273) for the "Agreement with First American Financial Group, Dated August 7, 1997 and Certain Septima Enterprises, Inc. Stock Option Agreements" of our accompanying report in Form 10-QSB dated August 1, 2000, relating to the balance sheet of Septima Enterprises, Inc. as of March 31, 1998 and the related statement of operations and comprehensive income for the nine and three months ended March 31, 1998 and the statement of cash flows for the nine months ended March 31, 1998, respectively.

                                                            S. W. HATFIELD, CPA
Dallas, Texas
August 1, 2000




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